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                                                                    EXHIBIT 99.1

                                                   Contact:  Anita-Marie Hill
                                                             Sitrick And Company
                                                             310-788-2850

              Einstein/Noah Bagel Corp. Receives Delisting Notice


Golden, CO, March 7, 2000 - Einstein/Noah Bagel Corp. today announced that it has been notified by the Nasdaq Stock Market Inc. that its common stock has been delisted from the Nasdaq Small Cap Market, effective with the open of business today. Delisting of the common stock from Nasdaq could have a material adverse effect on the market price of, and the efficiency of the trading market for, the Company's common stock.

ENBC's common stock is eligible for trading on the Over-the-Counter Bulletin Board (OTCBB). The OTCBB is a controlled quotation service that offers real-time quotes, last sale prices and volume information in over-the-counter equities.

Currently, there are 539 ENBC retail bagel stores in 29 states and the District of Columbia operating under the Einstein Bros. Bagels and Noah's New York Bagels brand names. Einstein Bros. and Noah's stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads.

                                     # # #

Certain statements in this press release constitute "forward-looking statements" and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, Einstein/Noah Bagel Partners, L.P., Einstein Bros. Bagels stores and Noah's New York Bagels stores to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements.